Exhibit 99.1

American Software Reports Preliminary Third Quarter of Fiscal Year 2011 Results

Company achieves 40th consecutive quarter of profitability,
Revenues Increase 3%

ATLANTA--(BUSINESS WIRE)--March 2, 2011--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal year 2011. The Company has achieved 40 consecutive quarters of profitability and 30 consecutive quarters of providing dividend distributions to shareholders.

GAAP net earnings for the quarter ended January 31, 2011 were $1.8 million or $0.07 per fully diluted share for both the current and same quarter last year. Adjusted net earnings for the quarter ended January 31, 2011, which excludes stock-based compensation expense and acquisition-related amortization of intangibles were $2.1 million or $0.08 per fully diluted share, an increase of 2% compared to $2.0 million or $0.08 per fully diluted share for the same period last year, which also excluded stock-based compensation expense and acquisition-related amortization of intangibles. Total revenues for the quarter ended January 31, 2011, of approximately $20.4 million, were 3% higher than the comparable period last year. Software license fees for the quarter ended January 31, 2011 were $4.2 million, a decrease of 9% from the same period last year. Services and other revenues for the quarter ended January 31, 2011 were $8.7 million, an increase of 4% from the same period last year. Maintenance revenues for the quarter ended January 31, 2011 were approximately $7.5 million, an increase of 8% from the comparable period last year. Operating earnings for the quarter ended January 31, 2011 were $1.8 million, a decrease of 36% compared to the same period last year.

GAAP net earnings were approximately $4.6 million or $0.18 per fully diluted share for the nine months ended January 31, 2011, a 5% increase compared to $4.4 million or $0.17 per fully diluted share for the same period last year. Adjusted net earnings year to date as of January 31, 2011, which excludes stock-based compensation expenses, acquisition-related amortization of intangibles and severance expenses, were $5.7 million or $0.22 per fully diluted share, compared to $5.6 million or $0.22 per fully diluted share for the same period last year, which excluded stock-based compensation expenses, acquisition-related amortization of intangibles, stock-based compensation and other expenses related to the Logility tender offer. Total revenues for the nine months ended January 31, 2011 were $60.4 million, a 7% increase from the comparable period last year. Software license fees for the nine-month period were $11.3 million, a 9% decrease compared to the same period last year. Services and other revenues were $27.4 million, a 17% increase compared to the same period last year. Maintenance revenues were $21.7 million, a 6% increase from the comparable period last year. For the nine months ended January 31, 2011, the Company reported operating earnings of approximately $5.6 million, a 7% decrease from the same period last year.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with no debt and with cash and investments of approximately $52.5 million as of January 31, 2011. During the third quarter, we increased cash by approximately $1.1 million from the preceding quarter, while disbursing $4.6 million in dividends to shareholders.

“We are pleased to achieve our 40th consecutive quarter of profitability. During the third quarter, we added an impressive 28 new companies to our global customer roster and signed license agreements with customers in 11 countries,” stated James C. Edenfield, president and CEO of American Software. “With the current economic environment, businesses are looking to increase visibility, lower operating costs and respond quickly to dynamic market conditions,” noted Edenfield. “Leaders are investing in supply chain technology to accelerate the sales and operations planning (S&OP) process, streamline new product introductions, and harness the benefits of a global marketplace to increase profits. We firmly believe our portfolio of innovative solutions helps companies address these challenges during both prosperous and lean economic environments.”

“Our sustained profitability has continued to allow the Company to provide a tangible benefit to our shareholders with a quarterly dividend,” said Edenfield. “On February 14, 2011 our Board of Directors authorized the Company's next quarterly dividend of $0.09 per common share, which is payable on May 31, 2011 to shareholders of record at the close of business on May 13, 2011. This will mark the 31th consecutive quarter in which the Board of Directors has declared a dividend distribution to our shareholders.”

Additional highlights for the third quarter of fiscal year 2011 include:

Customers:

  Notable new and existing customers placing orders with the Company in the third quarter include: American Hotel Register Company, Built NY, Craft Brewers Alliance, Excelled Sheepskin, Land n Sea, Mueller Water Products, North American Lighting, WM Barr Company, Oatey Company, Scalzo Trading Company, Fraser and Neave Beverages, and Vi-Jon.
  During the quarter, software license agreements were signed with customers located in 11 countries including: Australia, Brazil, Belgium, France, Ireland, Malaysia, Mexico, Norway, Singapore, the United Kingdom, and the United States.
  Logility, a wholly-owned subsidiary of the Company, announced Huhtamaki, a leading consumer and food service container manufacturer, successfully deployed Logility Voyager Solutions™ to transform Huhtamaki’s forecasting, inventory management and supply chain planning processes across North American retail, foodservice and consumer goods operations.
  Logility presented alongside Sonoco Products, a global provider of packaging products and solutions to the industrial and consumer industries, on how sales and operations planning has helped to improve the company's forecasting processes at the IE Group’s Sales & Operations Planning summit.
  Logility revealed the keynote lineup for its annual customer conference, Connections 2011, to be held March 23-25, 2011. The crew joining the Voyage to Supply Chain Excellence includes Tony Hipszer, CIO, Pinnacle Foods; Lora Cecere, partner, Altimeter Group; and Sean Willems, associate professor, Boston University.

Products and Technology:

  Logility announced the findings of Aberdeen Group's latest Analyst Insight Report, "Inventory Optimization Strategies for the Chief Supply Chain Officer," which stated the key to managing the growing complexity of today's supply chains, reducing costs and improving customer service levels is the use of best-of-breed inventory optimization software.
  Logility was selected for inclusion in Food Logistics’ annual FL100 for the seventh consecutive year. This year, the Logility Voyager Solutions™ suite was recognized for helping food and beverage companies bounce back from tough economic times through the strategic use of technology.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of supply chain management solutions for companies of all sizes. Logility Voyager Solutions™ is a comprehensive suite, which includes supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); inventory and supply optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Logility and Demand Management proudly serve customers such as Arch Chemicals, Avery Dennison Corporation, McCain Foods, Pernod Ricard, Sigma Aldrich, and VF Corp. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, provides PLM, Global Sourcing and ERP solutions to the fashion, apparel, footwear, and retail industries. NGC’s global customers include A|X Armani Exchange, Carter’s, Maggy London, Hugo Boss, Parigi Group, and Tristan America. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty, the timing and degree of business recovery, unpredictability and the irregular pattern of future revenues, dependence on particular market segments or customers, competitive pressures, delays, product liability and warranty claims and other risks associated with new product development, undetected software errors, market acceptance of the Company’s products, technological complexity, the challenges and risks associated with integration of acquired product lines, companies and services, as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2010 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc., Demand Solutions is a registered trademark of Demand Management, Inc., and NGC and New Generation Computing, Inc. are registered trademarks of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
			Pct			Pct
	2011	2010	Chg.	2011	2010	Chg.
Revenues:
License	$4,197	$4,602	(9%)	$11,257	$12,325	(9%)
Services & other	8,711	8,349	4%	27,409	23,445	17%
Maintenance	7,460	6,879	8%	21,749	20,613	6%
Total Revenues	20,368	19,830	3%	60,415	56,383	7%

Cost of Revenues:
License	1,609	934	72%	3,752	2,737	37%
Services & other	6,622	6,193	7%	19,830	16,499	20%
Maintenance	1,791	1,630	10%	5,292	5,180	2%
Severance expenses	-	-	nm	219	-	nm
Total Cost of Revenues	10,022	8,757	14%	29,093	24,416	19%
Gross Margin	10,346	11,073	(7%)	31,322	31,967	(2%)
Operating expenses:
Research and development	2,447	2,209	11%	7,392	6,746	10%
Less: capitalized development	(526)	(602)	(13%)	(1,785)	(1,767)	1%
Sales and marketing	3,628	3,653	(1%)	10,781	11,182	(4%)
General and administrative	2,874	2,954	(3%)	8,765	9,650	(9%)
Provision/(Recovery) of doubtful accounts	2	(3)	nm	42	(301)	nm
Amortization of acquisition-related intangibles	135	87	55%	550	262	110%
Stock option compensation charge related to the Logility tender offer	-	-	nm	-	230	nm

Total Operating Expenses	8,560	8,298	3%	25,745	26,002	(1%)
Operating Earnings	1,786	2,775	(36%)	5,577	5,965	(7%)
Interest Income & Other, Net	466	243	92%	1,344	1,262	6%
Earnings Before Income Taxes and Noncontrolling Interest	2,252	3,018	(25%)	6,921	7,227	(4%)
Income Tax Expense	488	1,177	(59%)	2,310	2,762	(16%)
Net Earnings	$1,764	$1,841	(4%)	$4,611	$4,465	3%
Net earnings attributable to noncontrolling interests	-	-	nm	-	90	nm
Net Earnings attributable to American Software, Inc.	$1,764	$1,841	(4%)	$4,611	$4,375	5%
Earnings per common share: (1)
Basic	$0.07	$0.07	0%	$0.18	$0.17	6%
Diluted	$0.07	$0.07	0%	$0.18	$0.17	6%

Weighted average number of common shares outstanding:
Basic	25,807	25,321		25,684	25,316
Diluted	26,309	25,947		26,061	25,881

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,764	$1,841		$4,611	$4,375
Amortization of acquisition-related intangibles (2)	106	53		366	162
Stock-based compensation (2)	193	126		566	372
Severance expenses (2)	-	-		134	-
Stock option compensation charge related to the Logility tender offer (2)	-	-		-	141
Expenses related to the Logility tender offer (3)	-	-		-	543
Adjusted Net Earnings	$2,063	$2,020	2%	$5,677	$5,593	2%

Adjusted Net Earnings per Diluted Share	$0.08	$0.08	0%	$0.22	$0.22	0%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.07 and $0.18 for the three and nine months ended January 31, 2011, respectively. Diluted per share for Class B shares under the two-class method are $0.07 and $0.17 for the three and nine months ended January 31, 2010, respectively.

(2) - Tax affected using the effective tax rate for the three and nine months period ended January 31, 2011 and 2010.
(3) - Not tax affected due to no tax deduction recorded on these expenses nm- not meaningful

	American SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2011	2010

Cash and Short-term Investments	$42,080	$38,030
Accounts Receivable:
Billed	9,979	8,721
Unbilled	3,458	2,419
Total Accounts Receivable, net	13,437	11,140
Prepaids & Other	2,778	3,373
Current Assets	58,295	52,543

Investments - Non-current	10,393	15,849

PP&E, net	5,987	6,490
Capitalized Software, net	7,411	6,890
Goodwill	12,601	12,601
Other Intangibles, net	2,042	2,677
Other Non-current Assets	100	125
Total Assets	$96,829	$97,175

Accounts Payable	$1,114	$986
Accrued Compensation and Related costs	2,402	2,949
Dividend Payable	-	2,284
Other Current Liabilities	3,035	1,986
Deferred Tax Liability - Current	63	63
Deferred Revenues	16,292	15,147
Current Liabilities	22,906	23,415

Deferred Tax Liability - Long term	1,073	1,480

Shareholders' Equity	72,850	72,280

Total Liabilities & Shareholders' Equity	$96,829	$97,175

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer